EXHIBIT 10.3
                                 ------------

                               TRI-PARTY AGREEMENT
             (First Amendment to Lease and Purchase and Sale Agreement)


          THIS TRI-PARTY AGREEMENT ("Agreement") is entered into as of July 25, 1997, by and between VACAVILLE INVESTORS ("Landlord"), SIMPSON MANUFACTURING CO., INC. ("Buyer") and SIMPSON DURA-VENT COMPANY, INC. ("Tenant"), with reference to the following facts:

     A. Pursuant to the terms of that certain Industrial Lease dated May 1, 1994 (the "Lease"), Landlord leased to Tenant the property located at 902 Aldridge Road, Vacaville, California (the
"Premises"), as more particularly described in the Lease.

     B. The Term of the Lease is scheduled to expire, unless sooner terminated, on November 30, 2003.

     C. The Property contains approximately one acre of "surplus" land, the exact location of which will be shown on a survey being prepared by Buyer and reasonably consented to by Landlord (the "Surplus Land"). Tenant is willing to terminate the Lease with respect to the Surplus Land and Buyer desires to buy and Landlord desires to sell the Surplus Land.

     D. Landlord, Tenant and Buyer desire to enter into this Agreement in order to (i) extend the Term of the Lease upon the terms and conditions set forth herein, (ii) provide for certain other amendments to the Lease as set forth in this Agreement, and
(iii) provide for Buyer to purchase the Surplus Land.

          NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Landlord, Tenant and Buyer hereby agree as follows (capitalized terms used herein but not herein defined shall have the meaning ascribed to them in the Lease):

     A.   LEASE AMENDMENT

          1. Extension of the Term. Landlord and Tenant hereby agree to extend the term of the Lease for an additional four (4) years so that the Expiration Date of the Lease shall be November 30, 2007, unless sooner terminated pursuant to the terms of the Lease. From and after the date hereof, all references in the Lease and this Agreement to the "Term" or "term" shall refer to the Term as extended hereby, unless the context clearly indicates otherwise.

          2. Rent. Sections 3.1 and 3.2 of the Lease are hereby deleted and replaced with the following:

          Tenant shall pay to Landlord during the Term rent in the amounts set forth below ("Rent"), which sums shall be payable by Tenant on or before the first day of each month, in advance, at the address specified for Landlord in the Lease, or such other place as Landlord shall designate, without any prior demand therefor and without any abatement, deduction or setoff whatsoever:

December 1, 1997 - November 30, 2001:   $.29 per rentable square
                                        foot per month (i.e.,
                                        $36,470 per month)

December 1, 2001 - November 30, 2003:   $.30 per rentable square
                                        foot per month (i.e.,
                                        $37,728)

December 1, 2003 - November 30, 2005:   $.317 per rentable square
                                        foot per month (i.e.,
                                        $39,866)

December 1, 2005 - November 30, 2007:   $.334 per rentable square
                                        foot per month (i.e.,
                                        $42,004)

          3.   Option to Renew.

               a. Notwithstanding any terms of the Lease to the contrary, Landlord hereby grants Tenant an option to extend the term of the Lease for one additional period of either five years or ten years, such term to be determined by Tenant and such term to commence immediately after the expiration of the term of the Lease, upon the same terms and conditions contained herein, except that the Rent for the Premises shall be equal to ninety-five percent (95%) of the Fair Market Rent for the Premises if Tenant elects a five year term or ninety percent (90%) of the Fair Market Rent for the Premises if Tenant elects a ten year term, both subject to increases as set forth in subparagraph (f) below. Notwithstanding the foregoing, in no event shall the Rent for the renewal term be less than ninety-five percent (95%) of the then current Rent for the Premises if Tenant elects a five year term or ninety percent (90%) of the then current Rent for the Premises if Tenant elects a ten year term. The Fair Market Rent shall be determined in the manner set forth below. Tenant must exercise the option granted herein on or before November 30, 2006 and in such notice exercising its option must indicate to Landlord whether it elects a five or ten year renewal term. If Tenant properly exercises the option granted herein, references in the Lease to the "term" shall be deemed to mean the option term unless the context clearly provides otherwise.

               b. If Tenant exercises its option to extend the term of the Lease, the Rent during the option term shall be determined in the following manner.

                    (1) The Fair Market Rent for the renewal term shall be specified by Landlord in a written notice ("Landlord's Rent Determination Notice") given to Tenant not less than ninety
(90) days prior to commencement of such renewal term, subject to Tenant's right of arbitration as set forth below. If Tenant believes that the Fair Market Rent specified by Landlord in Landlord's Rent Determination Notice exceeds the actual Fair Market Rent for the Premises, Tenant shall so notify Landlord ("Tenant's Objection Notice") within fifteen (15) business days following receipt of Landlord's Rent Determination Notice. If Tenant fails to so notify Landlord within said fifteen (15) business days, Landlord's determination of the Fair Market Rent for the Premises shall be deemed disapproved by Tenant. If Tenant notifies Landlord that Tenant objects to Landlord's determination of Fair Market Rent, and if the parties are unable to agree upon the Fair Market Rent for the Premises within twenty (20) days after Landlord's receipt of Tenant's Objection Notice, then Landlord and Tenant shall each designate, within ten (10) days after the lapse of such twenty (20) day negotiation period, a real estate broker licensed in the State of California and then currently engaged in the industrial leasing brokerage business in Solano County for at least the immediately preceding five (5) years. If one party fails to notify the other of its designated broker, the broker designated on a timely basis shall be the sole broker to determine the issues.
In the event that two brokers are chosen, the brokers so chosen shall meet within ten (10) business days after the second broker is appointed, and if within ten (10) business days after such first meeting the brokers shall be unable to agree upon the Fair Market Rent, they shall appoint a third broker, who shall be a competent and impartial person with qualifications similar to those required of the first two brokers pursuant to this Paragraph. Each of said three brokers shall, within fifteen (15) days after the appointment of the third broker, determine the Fair Market Rent for the Premises. The Fair Market Rent shall be the arithmetic average of such three determinations; provided, however, that if any such broker's determination deviates more than ten percent (10%) from the median of such determinations, the Fair Market Rent shall be equal to the average of the two closest determinations.

               c. Landlord shall pay the costs and fees of Landlord's broker in connection with any determination of Fair Market Rent hereunder, and Tenant shall pay the costs and fees of Tenant's broker in connection with such determination. The costs and fees of any third broker shall be paid one-half by Landlord and one-half by Tenant.

               d. If the Fair Market Rent of the Premises has not been determined as of the commencement of the renewal term, then, until such Fair Market Rent is determined, Tenant shall continue to pay as Rent for the Premises the per square foot rental rate in effect at the time of Landlord's Rent Determination Notice. When such Fair Market Rent has been determined, if Tenant has underpaid the Rent applicable for such period, Tenant shall pay such deficiency to Landlord at the time the next monthly payment of Rent is due or if Tenant has overpaid such Rent, Landlord shall, at Landlord's option, credit the amount of such overpayment against Tenant's payment(s) of Rent next coming due hereunder or pay such overpayment to Tenant within ten (10) days after Tenant's demand for payment thereof.

               e. The term "Fair Market Rent" for the Premises shall mean the "fair market" base rent as of the commencement of the renewal term, based on the prevailing rental rates then being obtained in arms'-length transactions for new leases and lease renewals or extensions of comparable space in comparable buildings in Solano County ("Comparable Buildings"). Fair Market rent of Comparable Buildings will consider all characteristics of the property including the building to land ratio, available power, the number of skylights, the thickness of concrete floors, the roof system spans, the quality of lighting, the adequacy of ventilation, the total amount of office space, the overall quality of construction, and any unique design characteristics of the building. An adjustment to the Fair Market Rent of Comparable Buildings is needed for the above items and other landlord improvements. The adjustment will be made on the basis of a reasonable rate of return to the Landlord for those tenant required improvements that were financed by the Landlord.

               f. The Rent payable during the renewal term shall be adjusted every two years following November 1, 2007 (each two
(2) year date referred to as an "Adjustment Date"). Such rental adjustments shall be based upon the percentage increase of the Consumer Price Index For All Urban Consumers, San Francisco-Oakland-San Jose, All Items (1982-1984=100) as published by the U.S. Bureau of Labor Statistics (the "Index"), over the respective two year period. The Index published most immediately preceding the date that is two years prior to the Adjustment Date in question (the "Beginning Index") and the Index published most immediately preceding the Adjustment Date in question (the "Adjustment Index") are to be used in determining the amount of the respective adjustment. The Rent shall be determined by multiplying the then current Rent by a fraction, the numerator of which is the Adjustment Index and the denominator of which is the Beginning Index. If the 1982-1984 base of the Index is changed, the new base shall be converted to the 1982-1984 base in accordance with the U.S. Department of Labor's conversion factor, and the base as so converted shall be used. If the U.S. Department of Labor ceases to publish the Index, then the successor index designated by the U.S. Department of Labor or, if no successor index is so designated, the most nearly comparable index shall be used.

          4.   Master Planning.    Landlord acknowledges that
Tenant and Buyer are planning on connecting three facilities, including the Premises, with driveways and utility connections. Landlord agrees to cooperate with Tenant in such endeavor; and further agrees not to unreasonably withhold its consent to any particular plan for such connections.

          5. Brokers. Tenant hereby represents and warrants to Landlord that Tenant has incurred no obligation to pay any person or entity any commission, finder's fee or other charge in connection with this Agreement.

          6.   Option to Purchase.

          Landlord hereby grants Tenant an option to purchase the Premises and the land as more particularly described in Exhibit B attached hereto (the "Property") on November 30, 2012 (the "Closing Date"); provided, that the Internal Revenue Service allows for tax deferred exchanges as of the Closing Date of the type (or the equivalent) allowed by the Internal Revenue Service as of July
1997.  In the event Tenant   desires to exercise its option to
purchase the Property, Tenant shall deliver to Landlord written notice of its intention on or before November 30, 2011, together with a deposit into an escrow of $500,000, which shall be refundable only in the event of a default by Landlord. The purchase price for the Property shall be $6,740,000, all cash.

          In addition, in the event that Tenant exercises its option to purchase as set forth herein, and Tenant had previously exercised its option to renew the lease as set forth in Section 3 below for a ten year renewal term (and the rent was determined based upon ninety percent of fair market value), Tenant shall reimburse to Landlord on the Closing Date, the positive amount derived, if any, by subtracting the Rent Tenant pays for the ten year renewal term for the period from the beginning of the renewal term up to the Closing Date from ninety-five percent of the fair market rent for a five year renewal term for the period from the beginning of the renewal term up to the Closing Date.

          Landlord and Tenant agree to execute any and all documents required to transfer the Property to Tenant under the terms of this option. Landlord agrees that title shall be transferred free and clear of all monetary liens, except for current property taxes not yet due and payable, and that title will be insured by an ALTA owners policy with only those other exceptions that Tenant approves. All costs and expenses shall be prorated as of the closing date and Landlord and Tenant shall be responsible for closing costs in accordance with the custom of the county in which the Property is located.

          In the event that Landlord elects to consummate the transaction contemplated herein by virtue of an exchange transaction under Section 1031 of the Internal Revenue Code, Buyer shall cooperate with Landlord in so effecting Landlord's consummation of such transaction, subject to the following conditions:

               a.   The period for the closing shall not be
extended by such exchange transaction;

               b. Buyer shall not take title to any property as part of any such exchange transaction;

               c. Buyer shall not be required to advance any funds whatsoever or incur any obligation or liability whatsoever in connection with any such exchange transaction other than the purchase of the Property;

               d. Landlord shall pay all costs and expenses arising as a consequence of such exchange transaction, including, without limitation, any attorneys' fees and costs incurred by Buyer in connection therewith; and

               e. Landlord shall indemnify Buyer and hold Buyer harmless from and against any loss, cost, liability, damage or expense (including reasonable attorneys' fees and costs) incurred or suffered by Buyer arising out of or in any way connected with such exchange transaction.

          7. Status of Lease. Except as amended hereby, the Lease remains unchanged, and as amended hereby, the Lease and all the terms and conditions thereof remain in full force and effect.

     B.   PURCHASE AND SALE AGREEMENT

          1. Property Included in Sale. Landlord hereby agrees to sell and convey to Buyer, and Buyer hereby agrees to purchase from Landlord, the following:

               a.   the Surplus Land;

               b.   all rights, privileges and easements
appurtenant to the Surplus Land, including, without limitation, all minerals, oil, gas and other hydrocarbon substances on and under the Surplus Land, as well as all development rights and credits, air rights, solar rights, water, water rights, and water stock relating to the Surplus Land and any easements, rights-of-way or other appurtenances used in connection with the beneficial use and enjoyment of the Surplus Land (all of which are collectively called the "Appurtenances");

          All of the items described in subsections (a) and (b) above are hereinafter collectively called the "Property."

          2.   Purchase Price.

               a. The purchase price of the Property is $1.61 per square foot of land on the exact number of square feet determined by the final survey approved as set forth in Section 1(a) above
(the "Purchase Price").

               b. The Purchase Price shall be paid to Landlord in cash at the closing of the transaction contemplated hereby
("Closing").

          3. Title to the Property. At the Closing, Landlord shall convey to Buyer marketable and insurable fee simple title to the Real Property, by duly executed and acknowledged grant deed in a form acceptable to Buyer. Evidence of delivery of marketable and insurable fee simple title shall be the issuance by Title Company of an ALTA Owner's Policy of Title Insurance, in the full amount of the Purchase Price insuring fee simple title to the Real Property, in Buyer, subject only to those exceptions as Buyer shall approve pursuant to section 4(a) below. Said policy shall provide full coverage against mechanics' or materialmen's liens arising out of the construction of any of the Improvements and shall contain such special endorsements as Buyer may reasonably require.

          4. Conditions to Closing. The following conditions are conditions precedent to Buyer's obligation to purchase the
Property:
               a. Title. Buyer's review and approval of title to the Property. Buyer shall advise the Landlord within ten (10) business days after actual receipt of a preliminary title report, copies of all exceptions and a final survey of the Real Property, what exceptions to title, if any, will be accepted by Buyer; provided, however, that Landlord hereby agrees to remove all monetary liens, encumbrances and judgments of any nature whatsoever encumbering title to the Property, and Buyer shall not be required to specifically disapprove any such title exceptions (such title exceptions being deemed to be disapproved hereby).

               b. Subdivision. The final subdivision of the Real Property so as to allow Landlord to legally convey fee simple title to Buyer.

          5.   Closing and Escrow.

               a. Closing Date. The Closing hereunder shall be held and delivery of all items to be made at the Closing under the terms of this Agreement shall be made at the offices of ____________ ("Title Company") on the date fifteen (15) days after the satisfaction of all of the conditions set forth in section 4 above (or, if said date falls on a holiday or weekend day, then the second business day after such holiday or weekend day) (the "Closing Date"). Such date may not be extended without the written approval of both Landlord and Buyer, except as otherwise expressly provided in this Agreement. If the Closing does not occur on or before the Closing Date, the Title Company as escrow holder shall, unless it is notified by both parties to the contrary within five
(5) days after the Closing Date, return to the depositor thereof items which may have been deposited hereunder.

               b.   Landlord's Documents.  At or before the
Closing, Landlord shall deliver to Buyer through escrow the following:

                    (1)  a duly executed and acknowledged grant
     deed conveying to the Buyer the Real Property and all rights, privileges and easements appurtenant thereto as required by section 3(a);

                    (2) an affidavit of Landlord that Landlord is not a "foreign person" within the meaning of Section 1445 of the Internal Revenue Code of 1986 (the "Code") duly executed by Landlord in the form attached hereto as Exhibit B;

                    (3)  a California form 590;

                    (4)  closing statement in form and content
     satisfactory to Buyer and Landlord; and

                    (5)  any other documents, instruments or
     agreements necessary for the closing of this transaction;

          Buyer may waive compliance on Landlord's part under any of the foregoing items by an instrument in writing.

               c. Buyer's Documents and Funds. At or before the Closing, Buyer shall deliver to Landlord through escrow the following:
                    (1)  the Purchase Price;

                    (2)  any other documents, instruments or
agreements called for hereunder which have not previously been delivered.

          Landlord may waive compliance on Buyer's part under any of the foregoing items by an instrument in writing.

               d. Other Documents. Landlord and Buyer shall each deposit such other instruments as are reasonably required by the escrow holder or otherwise required to close the escrow and consummate the purchase of the Property in accordance with the terms hereof.

               e. Prorations. Real property taxes, water, sewer and utility charges, amounts payable under the Service Contracts, annual permits and/or inspection fees (calculated on the basis of the period covered), and other expenses normal to the operation and maintenance of the Property shall be prorated on the basis of a 365-day year as of 12:01 a.m. on the date the grant deed is recorded. Landlord and Buyer hereby agree that if any of the aforesaid prorations cannot be calculated accurately on the Closing Date, then the same shall be calculated within thirty (30) days after the Closing Date and either party owing the other party a sum of money based on such subsequent proration(s) shall promptly pay said sum to the other party, together with interest thereon at the rate of twelve percent (12%) per annum from the Closing Date to the date of payment if payment is not made within ten (10) days after delivery of a bill therefor.

               f. Expenses. Buyer shall pay the fee for the policy of title insurance. Buyer shall pay the cost of any transfer taxes applicable to the sale. Buyer shall pay the charges of the escrow for the sale as well as the cost of recording the grant deed to the Property; and Landlord shall pay all costs relating to the reconveyance or discharge of any lien, encumbrance or judgment against the Property.

               g. Property Taxes. Notwithstanding any other provision of this Agreement to the contrary, if Buyer shall become liable after the Closing for payment of any property taxes assessed against the Property for any period of time prior to the Closing Date, Landlord shall immediately pay to Buyer on demand an amount equal to such tax assessment in accordance with subsection 5(e).

          6.   Representations and Warranties of Landlord.
Landlord hereby represents and warrants to Buyer as follows:

               a. Except for the Lease, which is being terminated with respect to the Surplus Land, Landlord has not executed or otherwise entered into any leases, tenancies, occupancy agreements or other agreements with respect to rights affecting possession of the Property or any portion thereof and there are no such agreements entered into or executed by any third party.

               b. Landlord has not entered into and there are no service contracts or other agreements affecting the Property.

               c. Landlord does not know of any condemnation, environmental, zoning or other land-use regulation proceedings, either instituted or planned to be instituted, which would adversely affect the use and operation of the Property for its intended purpose or the value of the Property, nor has Landlord received notice of any special assessment proceedings affecting the Property.

               d. To the best of Landlord's knowledge, there has been no production, disposal or storage on or under the Real Property, nor use in the operation or occupancy of any of the Improvements, of any hazardous waste or other toxic or hazardous substances by Landlord, nor to the best of Landlord's knowledge, by any previous owner or previous or current occupant of the Property or any portion thereof or any property or improvements adjacent to the Property, and Landlord has not been notified of any proceeding or inquiry by any governmental authority with respect to the production, storage, disposal or use of any hazardous waste or other toxic or hazardous substance on or under the Real Property or in any of the Improvements or on, under or about any property or Improvements adjacent to the Property.

               e. Landlord is a California limited partnership duly organized and validly existing and in good standing under the laws of the State of California and has the authority to own and convey the Property; this Agreement and all documents executed by Landlord which are to be delivered to Buyer at the Closing are or at the time of Closing will be duly authorized, executed, and delivered by Landlord, are or at the time of Closing will be legal, valid, and binding obligations of Landlord enforceable in accordance with their terms, are and at the time of Closing will be sufficient to convey title (if they purport to do so), and do not and at the time of Closing will not violate any provisions of any agreement or judicial order to which Landlord is a party or to which Landlord or the Property is subject.

               f. There is no litigation pending or, after due and diligent inquiry, to the best of the Landlord's knowledge threatened, against Landlord or any basis therefor that arises out of the ownership of the Property or that might detrimentally affect the proposed use or operation of the Property, or the value of the Property or adversely affect the ability of Landlord to perform its obligations under this Agreement.

          7. Indemnification. Each party hereby agrees to indemnify the other party and hold it harmless from and against any and all claims, demands, liabilities, costs, expenses, penalties, damages and losses, including, without limitation, reasonable attorneys' fees, resulting from any misrepresentations or breach of warranty or breach of covenant made by such party in this Agreement or in any document, certificate, or exhibit given or delivered to the other pursuant to or in connection with this Agreement. The indemnification provisions of this section 8 shall survive beyond the delivery of the grant deed and transfer of title, or, if title is not transferred pursuant to this Agreement, beyond any termination of this Agreement.

          8. Possession. Possession of the Property shall be delivered to Buyer on the Closing Date.

          9.   Miscellaneous.

               a. Notices. Any notice, consent, approval, waiver or other communication required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given when delivered personally or two (2) days after deposited in the United States mail, certified mail, postage prepaid, return receipt required, and addressed as follows:

          If to Landlord:     Vacaville Investors
                              P.O. Box 1954
                              4527 Mar Vista
                              Mendocino, California 95460
                              Attention: Ev Johnston

          If to Buyer:        Simpson Manufacturing Co., Inc.
                              4637 Chabot Drive, Suite 200
                              P.O. Box 10789
                              Pleasanton, CA  94588-0789
                              Att'n:  Steve Lamson

          With a copy to:     Shartsis, Friese & Ginsburg LLP
                              One Maritime Plaza, Eighteenth Floor
                              San Francisco, California  94111
                              Att'n: Adam K. Elsesser, Esq.


or such other address as either party may from time to time specify by notice hereunder to the other.

               b. Brokers and Finders. Neither party has had any contact or dealings regarding the Property, or any communication in connection with the subject matter of this transaction, through any licensed real estate broker or other person who can claim a right to a commission or finder's fee as a procuring cause of the sale contemplated herein.

               c.   Successors and Assigns.  The terms and
provisions of this Agreement shall bind and inure to the benefit of the parties hereto and their respective successors, heirs, administrators and assigns. Without being relieved of any liability under this Agreement, Buyer reserves the right to take title to the Property in a name or assignee other than Buyer.

               d. Amendments. Except as otherwise provided herein, this Agreement may be amended or modified by, and only by, a written instrument executed by Landlord and Buyer.

               e. Continuation and Survival of Representations and Warranties. All representations and warranties by the respective parties herein or made in writing pursuant to this Agreement are intended to and shall remain true and correct as of the time of Closing, shall be deemed to be material, and shall survive the execution and delivery of this Agreement and the delivery of the grant deed and transfer of title. All statements contained in any certificate or other instrument delivered at any time by or on behalf of Landlord in connection with the transaction contemplated hereby shall constitute representations and warranties hereunder.

               f.   Governing Law.  This Agreement shall be
governed by and construed and interpreted in accordance with the laws of the State of California.

               g. Merger of Prior Agreements. This Agreement contains the entire agreement of the parties and supersedes all prior negotiations, correspondence, understandings and agreements between the parties, relating to the subject matter hereof.

               h. Enforcement. If either party fails to perform any of its obligations under this Agreement or if a dispute arises concerning the meaning or interpretation of any provision of this Agreement, the defaulting party or the party not prevailing in such dispute, as the case may be, shall pay any and all costs and expenses incurred by the other party in enforcing or establishing its rights hereunder, including, without limitation, court costs and reasonable attorneys' fees.

               i. Time of the Essence. Time is of the essence of this Agreement.

               j. Specific Performance. Landlord acknowledges that in the event of a breach or default or threatened breach or default under this Agreement by Landlord prior to the Closing, damages at law will be an inadequate remedy and, accordingly, without in any manner limiting any other remedies available to Buyer, Landlord's obligations under this Agreement may be enforced by specific performance.


     IN WITNESS WHEREOF, Landlord and Tenant have executed this
Agreement as of the date first set forth above.


                                     VACAVILLE INVESTORS

                                     By:  /s/Ev Johnston
                                          -------------------------------
                                                 Ev Johnston
                                     Its: Managing Partner
                                          -------------------------------

                                     SIMPSON MANUFACTURING CO., INC.

                                     By:  /s/Steve Lamson
                                          -------------------------------

                                     Its: CFO
                                          -------------------------------


                                     SIMPSON DURA-VENT COMPANY, INC.

                                     By:  /s/Steve Lamson
                                          -------------------------------

                                     Its: CFO
                                          -------------------------------